EXHIBIT 99.1

FOR IMMEDIATE RELEASE

INTRALASE 2004 FOURTH QUARTER REVENUES EXCEED

$19 MILLION BASED ON RECORD DEMAND FOR

COMPANY’S LASER USED IN LASIK FIRST STEP

Sale of 37 Lasers Raises Worldwide Installed Base to 217,

More Than Double the Level at 2003 Year End

IRVINE, Calif.-(BUSINESS WIRE)-February 10, 2005, IntraLase Corp., (NASDAQ:ILSE) reported today revenues for the fourth quarter ended December 31, 2004 increased 85% to $19.2 million versus $10.3 million for the comparable period in 2003. This progress was led by global sales of the INTRALASE FS® laser, with the company placing for sale or lease 37 lasers compared to 26 lasers in the year-ago fourth quarter. Laser revenues for the period rose to $11.5 million versus $6.9 million in 2003. Reflecting the increasing utilization of the company’s technology, sales of per-procedure disposable patient interfaces more than doubled, reaching $6.2 million compared to $2.8 million for the last three months of 2003. Per-procedure revenues include the sale of disposable patient interfaces required for creating corneal flaps in the first step of each LASIK procedure. Revenues from laser maintenance contracts increased to $1.4 million in the fourth quarter compared to the year-ago amount of $0.6 million.

Robert J. Palmisano, President and Chief Executive Officer of IntraLase, said today, “During the fourth quarter, we experienced further significant growth in refractive surgeon inquiries about our femtosecond technology and the superior clinical outcomes it is enabling. Seeing an opportunity to accelerate our momentum in the marketplace, we increased our spending for technical and clinical support services, sales, marketing and production, and are gratified to report that our laser installations were at the highest level by far for any three month period in the company’s history.” Mr. Palmisano further noted that demand for INTRALASE FS lasers continued to build in markets outside the U.S., with more than 40% of laser revenues for the quarter attributable to new installations in Europe, Asia and other international locations. “We exited the year with a significant number of orders being received, and we are confident that the first quarter of 2005 will see further rapid growth in laser sales throughout the world.” he said.

IntraLase highlighted these additional developments occurring during the 2004 fourth quarter:

•	Per-procedure patient interface unit sales exceeded 52,000 for the period compared to 27,000 a year ago.

•	IntraLase’s share of the U.S. corneal flap market grew to an estimated 16% compared to 10% at the 2003 year end.

•	Australia became the latest international market to be served by the company. IntraLase lasers are now available in 18 countries.

•	The company released clinical guidelines extending the use of INTRALASE FS lasers to therapeutic applications involving the treatment of keratoconus and diseased corneas.

•	IntraLase completed its second installation at the Bascom Palmer Eye Institute at the University of Miami. The company’s lasers have now been adopted as the new standard of care at 11 leading refractive surgery teaching institutions throughout the U.S.

•	Professor Thomas Neuhann, an internationally recognized refractive surgery pioneer, marked his adoption of IntraLase’s femtosecond technology with a live satellite broadcast of a corneal flap procedure in Munich, Germany. Also acquiring lasers in Germany were opinion-leading surgeons Dr. Michael Knorz and Dr. Armen Scharrer.

•	The company successfully completed an initial public offering of common stock and exited 2004 with cash and securities of $92.0 million and no debt.

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IntraLase Reports 2004 Fourth Quarter Results

February 10, 2005

The company incurred a net loss of $3.1 million or $.12 per share for the 2004 fourth quarter versus a loss of $2.3 million or $1.07 per share in 2003. The 2004 loss, exclusive of stock-based compensation expense of $2.1 million, declined to $1.0 million versus a comparably adjusted $2.2 million for the 2003 quarter and included the impact of approximately $1.0 million in additional discretionary spending to support the rapid adoption of the company’s laser in key markets. Net loss per share calculations for the two periods reflect weighted average shares outstanding of approximately 25 million in the 2004 fourth quarter following the company’s initial public offering and 2.1 million in the 2003 quarter.

IntraLase’s gross margin increased from 34.9% for the 2003 fourth quarter to 43.5% for the 2004 fourth quarter based on higher sales and favorable comparisons in average selling prices for lasers and disposable per-procedure patient interfaces. This progress was offset by the increase in stock based compensation expense and higher discretionary spending for research and development and activities supporting the global sale and installation of the company’s lasers.

For the 2004 full year, revenues were $60.0 million versus $25.4 million the prior year. Laser revenues of $33.2 million more than doubled from the comparable figure of $14.8 million, while sales of per procedure disposable patient interfaces increased to $22.3 million versus the 2003 amount of $9.1 million. Maintenance revenues totaled $4.5 million for the 2004 full year compared to the year-ago total of $1.5 million. The net loss for 2004, including incremental stock-based compensation expense of $4.5 million, totaled $10.2 million versus $12.0 million in 2003. The loss per share for 2004 was $1.28 based on 8 million weighted average shares outstanding compared to a loss of $5.66 per share based on 2.1 million weighted average shares outstanding in 2003. Excluding stock-based compensation expense, the 2004 loss declined to $5.7 million or $.72 per share versus a loss of $11.7 million or $5.51 per share in 2003.

Further commenting on IntraLase’s financial performance, Mr. Palmisano said, “The emphasis given to winning acceptance of our technology and increasing our share of the corneal flap market will continue in 2005, but will be matched with an equal emphasis on operating profitably, including during the first quarter. Demand for our lasers and related disposable products remains strong and current trends indicate that first quarter installations will rise sharply over 2004.” He went on to say, “We are committed to deliver more of the economic value inherent in our business model and high rate of growth, and expect this will occur through further improvements in the company’s gross margin and reduced SG&A spending as a percent of sales.”

In providing guidance regarding 2005, IntraLase said today it is anticipating the U.S. LASIK market will grow in a range of 6%-8% for the year, but that the company’s revenues will rise at a far faster rate as it continues to win market share away from microkeratome-based corneal flap procedures and further accelerates its installation of femtosecond lasers throughout the world. Revenues are anticipated to exceed $95 million compared to the $60 million attained in 2004. This level of sales should lead to net earnings in a range of $10 million to $12 million or $.33 to $.37 per share, with the fourth quarter of the year accounting for approximately half that amount due to seasonal demand trends impacting revenues and margins.

Mr. Palmisano concluded his remarks by saying, “We are looking forward to 2005 with great anticipation and expect our first full year as a public company will be characterized by strong worldwide growth in revenues, further rapid adoption of our technology by refractive surgeons and their patients, positive cash flow and net earnings that begin to reflect the company’s outstanding potential.”

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IntraLase Reports 2004 Fourth Quarter Results

February 10, 2004

About IntraLase Corp:

IntraLase designs, develops and manufactures an ultra-fast laser, related software and disposable devices used to create a corneal flap, the first step in LASIK surgery for the correction of vision. The company’s products improve the safety, precision and visual results of LASIK procedures by providing a computer-controlled laser solution in place of the hand-held mechanical, metal-bladed microkeratome traditionally used to create corneal flaps. IntraLase lasers are also used in surgical approaches to the treatment of diseased corneas. The company’s lasers and disposable per procedure patient interfaces are presently marketed throughout the United States and 17 other countries. IntraLase is headquartered and manufactures its products in Irvine, Calif. For additional information, visit the company’s web site: www.intralase.com.

Investor conference call:

A conference call hosted by IntraLase senior management will be webcast live by Thomson/CCBN and can be accessed on the IntraLase web site. A recorded version of the webcast will be available for a one-week period following the call. The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at: www.fulldisclosure.com. Institutional investors can access the call via the password-protected event management site, StreetEvents www.streetevents.com. The call may also be accessed by telephone at (800) 510-9834 or for international parties at (617) 614-3669 and entering the confirmation code 36492948 between 10:50 a.m. and 11:00 a.m. Eastern Time. A telephone rebroadcast of the call may be accessed February 10, 2005 by 1:00 p.m. Eastern Time for a one-week period by calling (888) 286-8010 or for international parties (617) 801-6888 and entering confirmation code 59192046.

Forward Looking Statements:

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Those risks and uncertainties include, but are not limited to: the degree of continued acceptance of LASIK surgery; the extent of adoption of our product offering by LASIK surgeons; general economic conditions; changes in federal tax laws governing the ability of potential LASIK patients to use pre-tax dollars to pay for LASIK surgery; the scope of government regulation applicable to our products; patients’ willingness to pay for LASIK surgery; our ability to compete against our competitors; the occurrence and outcome of product liability suits against us; our ability to adequately protect our intellectual property; whether we become subject to claims of infringement or misappropriation of the intellectual property rights of others; the continued availability of supplies from single-source suppliers and manufacturers of our key laser components; the ability of our managers, operations and facilities to manage our growth; the success of our expansion into markets outside the United States; whether we lose any of our key executives or fail to attract qualified personnel; or if our new products or applications fail to become commercially viable.

Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s final 424(b)(4) prospectus, as filed with the Securities and Exchange Commission on October 7, 2004.

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IntraLase Reports 2004 Fourth Quarter Results

February 10, 2004

These forward-looking statements are made only as of the date of this press release, and the company assumes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Trademarks:

The following are registered trademarks of IntraLase Corp: INTRALASE®; INTRALASE FS®;

For further information concerning this press release, contact:

Franklin T. Jepson

Vice President Communications and Investor Relations

(949) 859-5230 x260

fjepson@intralase.com

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IntraLase Reports 2004 Fourth Quarter Results

February 10, 2005

IntraLase Corp.

Condensed Consolidated Statement of Operations

	Three Months Ended		Twelve Months Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Revenues – product revenues (1)	$19,163,251	$10,334,069	$59,968,274	$25,429,464
Costs of goods sold (2)	10,834,885	6,722,376	34,491,140	17,070,126
Gross Margin	8,328,366	3,611,693	25,477,134	8,359,338
Operating expenses:
Research and development (2)	3,714,606	2,271,569	12,718,418	9,117,013
Selling, general and administrative (2)	8,093,082	3,610,817	23,352,288	11,213,055

Total operating expenses	11,807,688	5,882,386	36,070,706	20,330,068

Loss from operations	(3,479,322)	(2,270,693)	(10,593,572)	(11,970,730)
Interest and other income, net	388,659	13,639	426,670	69,084
Loss before provision for income taxes	(3,090,663)	(2,257,054)	(10,166,902)	(11,901,646)
Provision for income taxes	7,500	3,229	30,000	22,660
Net loss	(3,098,163)	(2,260,283)	(10,196,902)	(11,924,306)
Accretion of preferred stock	—	(14,947)	(44,845)	(59,792)

Net loss applicable to common stockholders	$(3,098,163)	$(2,275,230)	$(10,241,747)	$(11,984,098)

Net loss per share applicable to common shareholders – basic and diluted	$(0.12)	$(1.07)	$(1.28)	$(5.66)

Weighted average shares outstanding – basic and diluted	25,005,538	2,126,564	8,008,494	2,118,898

(1)	Revenues from product sales are as follows:

	Three Months Ended		Twelve Months Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Laser revenues	$11,541,157	$6,876,072	$33,237,551	$14,777,010
Per procedure disposable patient interface revenues	6,192,363	2,813,212	22,256,211	9,115,731
Maintenance revenues	1,429,731	644,785	4,474,512	1,536,723

	$19,163,251	$10,334,069	$59,968,274	$25,429,464

(2) Amounts include stock-based compensation, as follows:

Costs of goods sold	$51,816	$(261)	$197,614	$8,597
Research and development	1,042,115	99,809	1,943,707	159,583
Selling, general and administrative	1,012,364	(13,951)	2,367,792	138,983

	$2,106,295	$85,597	$4,509,113	$307,163

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IntraLase Reports 2004 Fourth Quarter Results

February 10, 2005

IntraLase Corp.

Condensed Consolidated Balance Sheet

	December 31, 2004	December 31, 2003
Assets:
Cash, cash equivalents and marketable securities	$92,014,926	$11,892,880
Accounts receivable, Net	7,186,163	4,213,288
Inventories, Net	8,901,684	6,266,973
Other current assets	1,868,186	663,914
Total current assets	109,970,959	23,037,055
Total long-term assets	8,241,105	6,919,828

Total	$118,212,064	$29,956,883

Liabilities and Stockholders’ Deficit:
Total current liabilities	$14,948,344	$8,245,563
Total long-term liabilities	970,115	461,488
Total liabilities	15,918,459	8,707,051
Redeemable convertible preferred stock	—	73,260,687
Stockholders’ equity (deficit)	102,293,605	(52,010,855)

Total	$118,212,064	$29,956,883

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